Exhibit 99.1

FOR IMMEDIATE RELEASE

Jan. 16, 2014

Analysts:	Todd Beekman (todd.beekman@huntington.com), 614.480.3878
Mark Muth (mark.muth@huntington.com), 614.480.4720

Media:	Maureen Brown (maureen.brown@huntington.com), 614.480.5512

HUNTINGTON BANCSHARES INCORPORATED

REPORTS 2013 NET INCOME OF $639 MILLION AND EARNINGS PER COMMON

SHARE OF $0.72, UP $0.01 FROM THE PRIOR YEAR

Specific highlights compared with 2012:

•	$0.49, or 8%, increase in tangible book value per common share to $6.27

•	Delivered positive operating leverage and a modest improvement in efficiency ratio

•	$1 million increase in fully-taxable equivalent net interest income to $1,732 million reflecting:

•	3.36% fully-taxable equivalent net interest margin (NIM), down 5 basis points, and

•	4% average loan growth

•	$100 million, or 9%, decrease in noninterest income, reflecting;

•	$64 million, or 34%, decrease in mortgage banking income,

•	$40 million, or 69%, decrease in gain on sale, related to auto loan securitizations

•	$78 million, or 4%, decrease in noninterest expense including:

•	$34 million one-time, non-cash gain related to pension curtailment,

•	$24 million of franchise repositioning expense related to branch consolidations, severance, and facility optimization

•	1.13% return on average assets, down from 1.15%

•	Nonaccrual loans declined to 0.75% of total loans and leases from 1.00%

•	Tier 1 Common Ratio of 10.90%, up from 10.48%

2013 Fourth Quarter specific highlights compared with 2012 Fourth Quarter:

•	$9 million, or 6%, decrease in net income to $158 million, and $0.01 decrease in earnings per common share to $0.18

•	1.09% return on average assets, down from 1.19%

•	Fully-taxable equivalent net interest income of $439 million, relatively unchanged, reflecting:

•	3.28% fully-taxable equivalent net interest margin (NIM), down 17 basis points, and

•	5% average earning asset growth

•	$25 million, or 5%, decrease in noninterest expense

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2013 full-year net income of $639 million, relatively unchanged from the prior year. Earnings per common share for the year were $0.72, an increase of $0.01 from the prior year.

Net income for the 2013 fourth quarter was $158 million, a decrease of $9 million, or 6%, from the 2012 fourth quarter. Earnings per common share for the 2013 fourth quarter were $0.18, a decrease of $0.01 from the year-ago quarter.

Huntington today also announced that the Board of Directors declared a quarterly cash dividend on its common stock of $0.05 per common share. The dividend is payable April 1, 2014, to shareholders of record on March 18, 2014.

Strategies Continue to Drive Business Performance

“We are pleased with our year-end results, which demonstrate again that our strategies are working,” said Stephen D. Steinour, chairman, president and CEO of Huntington Bancshares. “In 2013, we grew our base of consumer and business customers, while achieving positive operating leverage. Huntington’s performance in the second half of 2013 demonstrates strong business momentum, positioning us well for 2014.”

“Highlights of our financial strength in 2013 include a strong balance sheet, ongoing deposit growth and quality loan growth in commercial and auto lending,” added Steinour. “Our deposit and lending growth is the result of focused execution and key strategic investments made over the last four years. We have done all of this while decreasing expenses by 4 percent, year over year, as the result of disciplined expense management.”

Table 1 – Earnings Performance Summary

	Full Year		2013		2012
($ in millions, except per share data)	2013	2012	Fourth Quarter	Third Quarter	Fourth Quarter
Net Income	$638.7	$641.0	$157.8	$178.5	$167.3
Diluted earnings per common share	0.72	0.71	0.18	0.20	0.19
Return on average assets	1.13%	1.15%	1.09%	1.27%	1.19%
Return on average common equity	11.0	11.5	10.5	12.3	11.6
Return on average tangible common equity	12.7	13.5	12.1	14.1	13.5
Net interest margin	3.36	3.41	3.28	3.34	3.45
Efficiency ratio	62.9	63.4	63.7	60.6	62.3
Tangible book value per common share	$6.27	$5.78	$6.27	$6.10	$5.78
Cash dividends declared per common share	0.19	0.16	0.05	0.05	0.04
Average diluted shares outstanding (000’s)	843,974	863,402	842,324	841,025	853,306
Average earning assets	$51,598	$50,709	$53,012	$51,247	$50,682
Average loans	41,826	40,210	43,139	41,994	40,397
Average core deposits	43,979	43,066	44,747	43,773	44,310
Tangible common equity / tangible assets ratio	8.83%	8.76%	8.83%	9.02%	8.76%
Tier 1 common risk-based capital ratio	10.90	10.48	10.90	10.85	10.48
NCOs as a % of average loans and leases	0.45%	0.85%	0.43%	0.53%	0.69%
NAL ratio	0.75	1.00	0.75	0.78	1.00
ACL as a % of total loans and leases	1.65	1.99	1.65	1.72	1.99

Significant Items Influencing Financial Performance Comparisons

From time-to-time, revenue, expenses, or taxes are impacted by items we judge to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that we believe their outsized impact at that time to be infrequent or short term in nature. We believe the disclosure of such “Significant Items,” when appropriate, aids analysts/investors in better understanding performance trends. (See Significant Items under the Basis of Presentation for a full discussion.)

Table 2 highlights the Significant Items impacting reported results for the prior two years. This quarter contained one significant item: the previously announced $7 million of additional expense related to the consolidation of 22 branches, severance, and facilities optimization. There were no significant events during the quarters ended June 30, 2013, March 31, 2013, and December 31, 2012

Table 2 – Significant Items Influencing Earnings Performance Comparisons

Twelve Months Ended	Pre-Tax Impact	After-Tax Impact
(in millions, except per share)	Amount	Amount (1)	EPS (2)
December 31, 2013 – net income		$639	$0.72
• Franchise repositioning related expense	(24)	(16)	(0.02)
• Pension curtailment gain	34	22	0.03
December 31, 2012 – net income		$641	$0.71
• State deferred tax valuation allowance benefit	N.A.	20	0.02
• Bargain purchase gain, FDIC-assisted Fidelity Bank acquisition	11	7	0.01
• Addition to litigation reserves	(24)	(15)	(0.02)

(1) Favorable (unfavorable) impact on net income; 35% tax rate
(2) EPS reflected on a fully diluted basis N.A. = Not applicable

Three Months Ended	Pre-Tax Impact	After-Tax Impact
(in millions, except per share)	Amount	Amount (1)	EPS (2)
December 31, 2013 – net income		$158	$0.18
• Franchise repositioning related expense	$(7)	(5)	(0.01)
September 30, 2013 – net income		$178	$0.20
• Pension curtailment gain	34	22	0.03
• Franchise repositioning related expense	(17)	(11)	(0.01)
June 30, 2013 – net income		$151	$0.17
March 31, 2013 – net income		$152	$0.17
December 31, 2012 – net income		$167	$0.19

(1)	Favorable (unfavorable) impact on net income; 35% tax rate
(2)	EPS reflected on a fully diluted basis

Net Interest Income, Net Interest Margin, and Average Balance Sheet

Table 3 – Net Interest Income and Net Interest Margin Performance Summary

	2013	2012			2013		2012
($ in millions)	Full Year	Full Year	Change YOY		Fourth Quarter	Third Quarter	Fourth Quarter
Net interest income	$1,704.6	$1,710.5	(0)%		$430.6	$424.9	$439.5
FTE adjustment	27.3	20.4	34		8.2	6.6	5.5

Net interest income - FTE	1,731.9	1,730.9	0		438.8	431.5	439.5
Noninterest income	998.0	1,097.9	(9)		246.6	250.5	297.7

Total revenue - FTE	$2,729.9	$2,828.8	(3)%		$685.5	$682.0	$737.2

Yield / Cost
Total earning assets	3.66%	3.85%	(19	)bp	3.58%	3.64%	3.80%
Total loans and leases	3.93	4.19	(26)		3.77	3.87	4.13
Total securities	2.45	2.43	2		2.60	2.41	2.38
Total interest-bearing liabilities	0.43	0.60	(17)		0.42	0.42	0.50
Total interest-bearing deposits	0.35	0.49	(14)		0.32	0.33	0.42
Net interest rate spread	3.23	3.25	(2)		3.15	3.20	3.30
Impact of noninterest-bearing funds on margin	0.13	0.16	(3)		0.13	0.14	0.15

Net interest margin	3.36%	3.41%	(5	)bp	3.28%	3.34%	3.45%

See Pages 9 & 19 of Quarterly Financial Supplement for additional rate detail.

Fully-taxable equivalent (FTE) net interest income increased $1 million, or less than 1%, from the prior year. This reflected the impact of 4% loan growth, a 5 basis point decrease in the fully-taxable equivalent net interest margin (NIM) to 3.36%, as well as a 7% reduction in other earnings assets, the majority of which were loans held for sale. The primary items impacting the decrease in the NIM were:

•	19 basis point negative impact from the mix and yield of earning assets primarily reflecting a decrease in consumer loan yields.

•	3 basis point decrease in the benefit to the margin of non-interest bearing funds, reflecting lower interest rates on total interest bearing liabilities from the prior year.

Partially offset by:

•	14 basis point positive impact from the mix and yield of deposits reflecting the strategic focus on changing the funding sources from higher rate time deposits to no-cost demand deposits and low-cost money market deposits.

•	3 basis point positive impact from noncore funding primarily reflecting lower debt costs.

Table 4 – Average Earning Assets – C&I and Automobile Continue To Drive Growth

	2013	2012		2013		2012
(in billions)	Full Year	Full Year	YOY Change	Fourth Quarter	Third Quarter	Fourth Quarter
Average Loans and Leases
Commercial and industrial	$17.2	$15.9	8%	$17.7	$17.0	$16.5
Commercial real estate	5.0	5.8	(13)	4.9	4.9	5.5

Total commercial	22.2	21.7	2	22.6	21.9	22.0

Automobile	5.7	4.5	25	6.5	6.1	4.5
Home equity	8.3	8.3	(0)	8.3	8.3	8.3
Residential mortgage	5.2	5.2	0	5.3	5.3	5.2
Other consumer	0.4	0.5	(4)	0.4	0.4	0.4

Total consumer	19.6	18.5	6	20.6	20.1	18.4

Total loans and leases	41.8	40.2	4	43.1	42.0	40.4

Total securities	9.2	9.3	(1)	9.5	8.8	9.4
Held-for-sale and other earning assets	0.6	1.2	(50)	0.4	0.4	2.5
Total earning assets	$51.6	$50.7	2%	$53.0	$51.2	$50.7

See Pages 7 & 17 of Quarterly Financial Supplement for additional detail.

Average earning assets increased $0.9 billion, or 2%, from the prior year, driven by:

•	$1.2 billion, or 8%, increase in average Commercial and Industrial (C&I) loans and leases. This reflected the continued growth within the middle market healthcare vertical, equipment finance, and dealer floorplan.

•	$1.2 billion, or 25%, increase in average on balance sheet Automobile loans, as the growth in originations, while below industry levels, remained strong and our investments in the Northeast and upper Midwest continued to grow as planned.

Partially offset by:

•	$0.8 billion, or 13%, decrease in average Commercial Real Estate (CRE) loans. This decrease reflected continued runoff of the noncore portfolio and a slight reduction of the core portfolio, as acceptable returns for new core originations were balanced against internal concentration limits and increased competition for projects sponsored by high quality developers.

•	$0.6 billion, or 52%, decrease in loans held-for-sale reflecting the impact of automobile loan securitizations completed in 2012.

$1.9 billion of net investment securities were purchased during the 2013 fourth quarter. The vast majority of the increase consisted of high quality liquid assets purchased in advance of the implementation of the proposed Basel 3 Liquidity Coverage Ratio. While there was minimal impact on the full-year average balance sheet, $0.6 billion of direct purchase municipal instruments were reclassified on December 31, 2013 from C&I loans to available-for-sale securities.

Table 5 – Average Liabilities – Noninterest Bearing Deposit Growth Continues and Customers Move from CDs to Money Market Deposits

	2013	2012		2013		2012
(in billions)	Full Year	Full Year	YOY Change	Fourth Quarter	Third Quarter	Fourth Quarter
Average Deposits
Demand deposits - noninterest bearing	$12.9	$12.2	6%	$13.3	$13.1	$13.1
Demand deposits - interest bearing	5.9	5.8	1	5.8	5.8	5.8

Total demand deposits	18.7	18.0	4	19.1	18.9	19.0
Money market deposits	15.7	13.9	13	16.8	15.7	14.7
Savings and other domestic deposits	5.0	4.9	2	4.9	5.0	5.0
Core certificates of deposit	4.5	6.2	(27)	3.9	4.2	5.6

Total core deposits	44.0	43.1	2	44.7	43.8	44.3
Other domestic deposits of $250,000 or more	0.3	0.3	(6)	0.3	0.3	0.4
Brokered deposits and negotiable CDs	1.6	1.6	1	1.4	1.6	1.8
Other deposits	0.3	0.4	(7)	0.4	0.4	0.3

Total deposits	46.2	45.4	2	46.8	46.0	46.8

Short and long-term borrowings	3.1	3.1	(2)	3.7	3.0	2.4
Total Interest-bearing liabilities	$36.4	$36.7	(1)%	$37.2	$35.9	$36.1

See Pages 7 & 17 of Quarterly Financial Supplement for additional detail.

Average noninterest bearing deposits increased $0.7 billion, or 6%, while average interest-bearing liabilities decreased $0.3 billion, or 1%, from 2012, primarily reflecting:

•	$1.7 billion, or 27%, decrease in average core certificates of deposit due to the strategic focus on changing the funding sources to no-cost demand deposits and low-cost money market deposits.

•	$0.6 billion, or 47%, decrease in short-term borrowings due to a focused effort to reduce collateralized deposits.

Partially offset by:

•	$1.8 billion, or 13%, increase in money market deposits reflecting the strategic focus on customer growth and increased share of wallet among both consumer and commercial customers.

Within average total interest-bearing liabilities, average subordinated notes and other long-term debt increased $0.9 billion, or 63%, from the year-ago quarter, reflecting the issuance of $0.5 billion and $0.8 billion of long-term debt in the 2013 fourth quarter and the 2013 third quarter, respectively.

Noninterest Income

Table 6 – Noninterest Income – Mortgage Banking and Lack of Auto Securitizations Drove Declines

	2013	2012		2013		2012
(in millions)	Full Year	Full Year	YOY Change	Fourth Quarter	Third Quarter	Fourth Quarter
Noninterest Income
Service charges on deposit accounts	$271.8	$262.2	4%	$70.0	$72.9	$68.1
Mortgage banking income	126.9	191.1	(34)	24.3	23.6	61.7
Trust services	123.0	121.9	1	30.7	30.5	31.4
Electronic Banking	92.6	82.3	13	24.3	24.3	21.0
Insurance income	69.3	71.3	(3)	15.6	17.3	17.3
Brokerage Income	69.2	72.2	(4)	15.1	16.5	17.4
Bank owned life insurance income	56.4	56.0	1	13.8	13.7	13.8
Capital markets fees	45.2	48.2	(6)	12.3	12.8	12.7
Gain on sale of loans	18.2	58.2	(69)	7.1	5.1	20.7
Securities (losses) gains	0.4	4.8	(91)	1.2	0.1	0.9
Other income	125.1	129.7	(4)	32.1	33.7	32.8

Total noninterest income	$998.0	$1,097.9	(9)%	$246.6	$250.5	$297.7

In 2013, noninterest income decreased $100 million, or 9%, from the prior year, primarily reflecting:

•	$64 million, or 34%, decrease in mortgage banking income primarily driven by 9% reduction in volume, lower gain on sale margin, and a higher percentage of originations held on the balance sheet.

•	$40 million, or 69%, decrease in gain on sale of loans as no auto loan securitizations occurred in 2013 compared to $2.3 billion of auto loan securitizations in 2012.

•	$5 million, or 4%, decrease in other income as the prior year included an $11 million bargain purchase gain associated with the FDIC-assisted Fidelity Bank acquisition partially offset by an increase in fees associated with commercial loan activity.

•	$4 million, or 91%, decrease in security gains as the prior year had certain securities designated as available-for-sale that were sold and the proceeds from those sales were reinvested into the held-to-maturity portfolio.

Partially offset by:

•	$10 million, or 4%, increase in service charges on deposit accounts reflecting 8% consumer household and 6% commercial relationship growth and changing customer usage patterns. This more than offset the approximately $28 million negative impact of the February 2013 implementation of a new posting order for consumer transaction accounts.

•	$10 million, or 13%, increase in electronic banking due to continued consumer household growth.

Noninterest Expense

Table 7 – Noninterest Expense – Decreases Even When Considering Significant Items

	2013	2012		2013		2012
(in millions)	Full Year	Full Year	YOY Change	Fourth Quarter	Third Quarter	Fourth Quarter
Noninterest Expense
Personnel costs	$1,001.6	$988.2	1%	$249.6	$229.3	$254.0
Outside data processing and other services	199.5	190.3	5	51.1	49.3	48.7
Net occupancy	125.3	111.2	13	32.0	35.6	29.0
Equipment	106.8	102.9	4	28.8	28.2	26.6
Marketing	51.2	64.3	(20)	13.7	12.3	16.5
Deposit and other insurance expense	50.2	68.3	(27)	10.1	11.2	16.3
Amortization of intangibles	41.4	46.5	(11)	10.3	10.4	11.6
Professional services	40.6	65.8	(38)	11.6	12.5	22.5
Loss (Gain) on early extinguishment of debt	—	(0.8)	(100)	—	—	—
Other expense	141.4	199.2	(29)	39.0	34.6	45.4

Total noninterest expense	$1,758.0	$1,835.9	(4)%	$446.0	$423.3	$470.6

(in thousands)
Number of employees (Average full-time equivalent)	12.0	11.5	4	11.8	12.1	11.8

In 2013, noninterest expense decreased $78 million, or 4%, from the prior year. When adjusting for the net $34 million of Significant Items, noninterest expense decreased $44 million as we actively managed the pace and size of investment. The decrease in the reported noninterest expenses primarily reflects:

•	$58 million, or 29%, decline in other expense, reflecting a reduction in litigation expense, mortgage repurchases and warranty expense, OREO and foreclosure costs, and reduction in operating lease expense.

•	$25 million, or 38%, decrease in professional services, reflecting a decrease in outside consultant expenses and legal services, primarily collections.

•	$18 million, or 27%, decrease in deposit and other insurance expense due to lower insurance premiums.

•	$13 million, or 20%, decrease in marketing, primarily reflecting lower levels of advertising, and reduced promotional offers.

•	$5 million, or 11%, decrease due to the continued amortization of core deposit intangibles.

Partially offset by:

•	$14 million, or 13%, increase in net occupancy, reflecting $12 million of franchise repositioning expense related to branch consolidation and facilities optimization.

•	$13 million, or 1%, increase in personnel costs, primarily reflecting the $39 million increase in salaries due to a 4% increase in the number of full-time equivalent employees as employee count mainly in technology and consumer areas and $7 million of franchise repositioning expense related to branch consolidation and severance expenses. This was partially offset by the $34 million one-time, non-cash gain related to the pension curtailment.

•	$9 million, or 5%, increase in outside data processing as we continue to invest in technology supporting our products, services, and our Continuous Improvement initiatives.

•	$4 million, or 4%, increase in equipment including $2 million of branch consolidation and facilities optimization related expenses.

Noninterest expense for the 2013 fourth quarter increased $23 million, or 5%, from the prior quarter. When adjusting for the aforementioned Significant Items, noninterest expense was relatively unchanged.

Credit Quality

Table 8 – Summary Credit Quality Metrics – Nonaccrual Loans Continue Their Steady Decline

	2013				2012
($ in thousands)	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31
Total nonaccrual loans and leases	$322,056	$333,106	$363,546	$380,311	$407,633
Total other real estate, net	27,664	29,154	21,066	25,139	28,097
Other NPAs (1)	2,440	12,000	12,087	10,045	10,045

Total nonperforming assets	$352,160	$374,260	$396,699	$415,495	$445,775
Accruing loans and leases past due 90 days or more	76,209	94,966	94,123	108,423	110,316

NPAs + accruing loans and lease past due 90 days or more	$428,369	$469,226	$490,822	$523,918	$556,091
NAL ratio (2)	0.75%	0.78%	0.87%	0.92%	1.00%
NPA ratio (3)	0.82	0.88	0.95	1.01	1.09
(NPAs+90 days)/(Loans+OREO) (4)	1.20	1.29	1.38	1.48	1.59
Provision for credit losses	$24,331	$11,400	$24,722	$29,592	$39,458
Net charge-offs	46,447	55,742	34,790	51,687	70,130
Net charge-offs / Average total loans	0.43%	0.53%	0.34%	0.51%	0.69%
Allowance for loans and lease losses	$647,870	$666,030	$733,076	$746,769	$769,075
Allowance for unfunded loan commitments and letters of credit	62,899	66,857	44,223	40,855	40,651

Allowance for credit losses (ACL)	$710,769	$732,887	$777,299	$787,624	$809,726

ACL as a % of:
Total loans and leases	1.65%	1.72%	1.86%	1.91%	1.99%
NALs	221	220	214	207	199
NPAs	202	196	196	190	182

(1)	Other nonperforming assets includes certain impaired investment securities.
(2)	Total NALs as a % of total loans and leases
(3)	Total NPAs as a % of sum of loans and leases, impaired loans held for sale, and net other real estate.
(4)	The sum of nonperforming assets and total accruing loans and leases past due 90 days or more divided by the sum of loans and leases and other real estate.

See Pages 12-15 and 22-25 of Quarterly Financial Supplement for additional detail.

Most credit quality related metrics in 2013 reflected continued improvement. Nonaccrual loans and leases (NALs) declined $86 million, or 21%, from 2012 to $322 million, or 0.75% of total loans and leases. Nonperforming assets (NPAs) declined $94 million, or 21%, compared to a year-ago to $352 million, or 0.82% of total loans and leases, OREO, and other NPAs. The decreases primarily reflected meaningful improvement in both CRE and C&I NALs.

The provision for credit losses decreased $57 million, or 39%, from 2012 due to the continued decline in classified, criticized, and nonaccrual loans and included the implementation of enhancements to our allowance for loan and lease losses (ALLL) model. Net charge-offs (NCOs) decreased $154 million, or 45%, from the prior year to $189 million. NCOs were an annualized 0.45% of average loans and leases in the current year compared to 0.85% in 2012. Within the consumer portfolio, NCOs related to Chapter 7 bankruptcy loans amounted to $23 million in 2013 and $35 million in 2012.

The period-end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 1.65% from 1.99% a year ago, while the ACL as a percentage of period-end total NALs increased to 221% from 199%.

Capital

Table 9 – Capital Ratios – Tier 1 Common Continues to Increase

	2013				2012
(in millions)	Dec 31.	Sep. 30	Jun. 30	Mar. 31	Dec. 31,
Tangible common equity / tangible assets ratio	8.83%	9.02%	8.78%	8.92%	8.76%
Tier 1 common risk-based capital ratio	10.90%	10.85%	10.71%	10.62%	10.48%
Regulatory Tier 1 risk-based capital ratio	12.28%	12.36%	12.24%	12.16%	12.02%
Excess over 6.0% (1)	$3,121	$3,096	$3,000	$2,953	$2,876
Regulatory Total risk-based capital ratio	14.57%	14.67%	14.57%	14.55%	14.50%
Excess over 10.0% (1)	$2,271	$2,274	$2,197	$2,181	$2,150
Total risk-weighted assets	$49,690	$48,687	$48,080	$47,937	$47,773

(1)	“Well-capitalized” regulatory threshold

See Page 16 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio at December 31, 2013, was 8.83%, up 7 basis points from a year ago. Our Tier 1 common risk-based capital ratio at year end was 10.90%, up from 10.48% at the end of 2012.

The regulatory Tier 1 risk-based capital ratio at December 31, 2013, was 12.28%, up from 12.02% at December 31, 2012. The increase in the regulatory Tier 1 risk-based capital ratio reflected the increase in retained earnings, partially offset by redemption of $50 million of qualifying preferred securities since September 30, 2013 and growth in risk-weighted assets. All capital ratios were impacted by the repurchase of 17 million common shares over the last four quarters, none of which were repurchased during the 2013 fourth quarter. Although Huntington has the ability to repurchase up to $136 million additional shares of common stock through the first quarter of 2014, we intend to continue disciplined repurchase activity consistent with our annual capital plan, our capital return objectives, and market conditions especially as those conditions impact the trading price of our common stock.

Income Taxes

The provision for income taxes in 2013 was $216 million and $184 million in 2012. The effective tax rates for 2013 and 2012 were 25.3% and 22.3%, respectively. At December 31, 2013, the net federal deferred tax asset was $98 million, and the net state deferred tax asset was $40 million. Based on both positive and negative evidence and the level of forecasted future taxable income, there was no impairment to the net federal and net state deferred tax assets at December 31, 2013. As of December 31, 2013, there was no disallowed deferred tax asset for regulatory capital purposes.

Summary of 2013 Fourth Quarter

Net income for the 2013 fourth quarter was $158 million, a decrease of $9 million, or 6%, from the 2012 fourth quarter, as a $52 million, or 7%, decrease in FTE total revenue more than offset a $25 million, or 5%, decrease in noninterest expense and $15 million, or 38%, decrease in the provision for credit losses.

FTE net interest income of $439 million was relatively unchanged from the year-ago quarter, reflecting a $2 billion, or 5%, increase in average earnings assets offset by a 17 basis point decrease in NIM. The average earning asset growth primarily reflected the $3 billion, or 7%, increase in average loans partially offset by the $1 billion, or 62%, decrease in average loans held for sale. Average securities were relatively unchanged. Of the 17 basis point decrease in NIM, 5 basis points reflected temporary benefits in the year-ago quarter, with the majority related to an increase in the purchase accounting accretion on the Fidelity Bank acquired loan portfolio. Noninterest income decreased $51 million, or 17%, from the year-ago quarter, primarily reflecting a $37 million, or 61%, decrease in mortgage banking income and a $17 million automobile loan securitization gain in the year-ago quarter. Noninterest expense decreased $25 million, or 5%, reflecting the Company’s continued disciplined expense management. The 2013 fourth quarter also included $7 million of franchise repositioning expense related to the previously disclosed consolidation of 22 branches, severance, and facilities optimization.

2014 Expectations

“We look forward to solid financial performance in 2014, based on our successful strategies and focused execution,” said Steinour. “Although we again expect to face the headwinds of the yield curve, the regulatory environment, and the uncertainty of Washington, we believe our business model will continue to overcome these challenges and deliver strong performance.”

Net interest income is expected to moderately increase. We anticipate an increase in earning assets as total loans moderately grow and investment securities remain near current levels. However, those benefits to net interest income are expected to be mostly offset by continued downward pressure on NIM. While we are maintaining a disciplined approach to loan pricing, asset yields remain under pressure but the continued opportunity of deposit repricing remains, albeit closer to current levels.

The C&I portfolio is expected to see growth consistent with the anticipated increase in customer activity. Our C&I loan pipeline remains robust with much of this reflecting the positive impact from our investments in specialized commercial verticals, automotive dealer relationships, focused OCR sales process, and continued support of middle market and small business lending. Automobile loan originations remain strong, and we currently do not anticipate any automobile securitizations in the near future. Residential mortgages, home equity, and CRE loan balances are expected to increase modestly.

We anticipate the increase in total loans will modestly outpace growth in total deposits. This reflects our continued focus on the overall cost of funds, through the issuance of long-term debt, as well as the continued shift towards low- and no-cost demand deposits and money market deposit accounts.

Noninterest income, excluding the impact of any net MSR activity, is expected to be slightly lower than recent levels, due to the anticipated decline in mortgage banking revenues and the continued refinement of products under our Fair Play philosophy.

Noninterest expense, excluding the net $10 million of benefit from Significant Items we experienced in 2013, are expected to remain around current levels. We are committed to delivering positive operating leverage for the 2014 full year.

NPAs are expected to show continued improvement. This year, NCOs represented the mid-point of our expected normalized range of 35 to 55 basis points. The level of provision for credit losses was below our long-term expectation, and we continue to expect moderate quarterly volatility.

The effective tax rate for 2014 is expected to be in the range of 25% to 28%, primarily reflecting the impacts of tax-exempt income, tax-advantaged investments, and general business credits.

Conference Call / Webcast Information

Huntington’s senior management will host an earnings conference call on Thursday, January 16, 2014, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (877) 684-3807; Conference ID# 25841052. Slides will be available at www.huntington-ir.com about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site, www.huntington.com. A telephone replay will be available approximately two hours after the completion of the call through January 31, 2014 at (855) 859-2056 or (404) 537-3406; conference ID# 25841052.

Please see the 2013 Fourth Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found at: http://www.huntington-ir.com

Forward-looking Statement

This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of collateral that could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2012 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this fourth quarter earnings release, conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.

Significant Items

From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the Company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.

Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the Company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).

“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2012 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

Annualized Data

Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin

Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per Share Equivalent Data

Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the Company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.

Rounding

Please note that columns of data in this document may not add due to rounding.

About Huntington

Huntington Bancshares Incorporated is a $59 billion regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, and its affiliates provide full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state retail banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of more than 700 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and more than 1,500 ATMs. Through automotive dealership relationships within its six-state retail banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

###